EXHIBIT 99.1

For Immediate Release

Microsoft Withdraws Proposal to Acquire Yahoo!

REDMOND, Wash. — May 3, 2008 — Microsoft Corp. (NASDAQ: MSFT) today announced that it has withdrawn its proposal to acquire Yahoo! Inc. (NASDAQ: YHOO).

“We continue to believe that our proposed acquisition made sense for Microsoft, Yahoo! and the market as a whole. Our goal in pursuing a combination with Yahoo! was to provide greater choice and innovation in the marketplace and create real value for our respective stockholders and employees,” said Steve Ballmer, chief executive officer of Microsoft.

“Despite our best efforts, including raising our bid by roughly $5 billion, Yahoo! has not moved toward accepting our offer. After careful consideration, we believe the economics demanded by Yahoo! do not make sense for us, and it is in the best interests of Microsoft stockholders, employees and other stakeholders to withdraw our proposal,” said Ballmer.

“We have a talented team in place and a compelling plan to grow our business through innovative new services and strategic transactions with other business partners. While Yahoo! would have accelerated our strategy, I am confident that we can continue to move forward toward our goals,” Ballmer said.

“We are investing heavily in new tools and Web experiences, we have dramatically improved our search performance and advertiser satisfaction, and we will continue to build our scale through organic growth and partnerships,” said Kevin Johnson, Microsoft president for platforms and services.

Below is the text of the letter from Microsoft CEO Steve Ballmer to Yahoo! CEO Jerry Yang.

May 3, 2008

Mr. Jerry Yang

CEO and Chief Yahoo

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Dear Jerry:

After over three months, we have reached the conclusion of the process regarding a possible combination of Microsoft and Yahoo!.

I first want to convey my personal thanks to you, your management team, and Yahoo!’s Board of Directors for your consideration of our proposal. I appreciate the time and attention all of you have given to this matter, and I especially appreciate the time that you have invested personally. I feel that our discussions this week have been particularly useful, providing me for the first time with real clarity on what is and is not possible.

I am disappointed that Yahoo! has not moved towards accepting our offer. I first called you with our offer on January 31 because I believed that a combination of our two companies would have created real value for our respective shareholders and would have provided consumers, publishers, and advertisers with greater innovation and choice in the marketplace. Our decision to offer a 62 percent premium at that time reflected the strength of these convictions.

In our conversations this week, we conveyed our willingness to raise our offer to $33.00 per share, reflecting again our belief in this collective opportunity. This increase would have added approximately another $5 billion of value to your shareholders, compared to the current value of our initial offer. It also would have reflected a premium of over 70 percent compared to the price at which your stock closed on January 31. Yet it has proven insufficient, as your final position insisted on Microsoft paying yet another $5 billion or more, or at least another $4 per share above our $33.00 offer.

Also, after giving this week’s conversations further thought, it is clear to me that it is not sensible for Microsoft to take our offer directly to your shareholders. This approach would necessarily involve a protracted proxy contest and eventually an exchange offer. Our discussions with you have led us to conclude that, in the interim, you would take steps that would make Yahoo! undesirable as an acquisition for Microsoft.

We regard with particular concern your apparent planning to respond to a “hostile” bid by pursuing a new arrangement that would involve or lead to the outsourcing to Google of key paid Internet search terms offered by Yahoo! today. In our view, such an arrangement with the dominant search provider would make an acquisition of Yahoo! undesirable to us for a number of reasons:

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First, it would fundamentally undermine Yahoo!’s own strategy and long-term viability by encouraging advertisers to use Google as opposed to your Panama paid search system. This would also fragment your search advertising and display advertising strategies and the ecosystem surrounding them. This would undermine the reliance on your display advertising business to fuel future growth.

•	Given this, it would impair Yahoo’s ability to retain the talented engineers working on advertising systems that are important to our interest in a combination of our companies.

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In addition, it would raise a host of regulatory and legal problems that no acquirer, including Microsoft, would want to inherit. Among other things, this would consolidate market share with the already-dominant paid search provider in a manner that would reduce competition and choice in the marketplace.

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This would also effectively enable Google to set the prices for key search terms on both their and your search platforms and, in the process, raise prices charged to advertisers on Yahoo. In addition to whatever resulting legal problems, this seems unwise from a business perspective unless in fact one simply wishes to use this as a vehicle to exit the paid search business in favor of Google.

•	It could foreclose any chance of a combination with any other search provider that is not already relying on Google’s search services.

Accordingly, your apparent plan to pursue such an arrangement in the event of a proxy contest or exchange offer leads me to the firm decision not to pursue such a path. Instead, I hereby formally withdraw Microsoft’s proposal to acquire Yahoo!.

We will move forward and will continue to innovate and grow our business at Microsoft with the talented team we have in place and potentially through strategic transactions with other business partners.

I still believe even today that our offer remains the only alternative put forward that provides your stockholders full and fair value for their shares. By failing to reach an agreement with us, you and your stockholders have left significant value on the table.

But clearly a deal is not to be.

Thank you again for the time we have spent together discussing this.

Sincerely yours,

/s/ Steven A. Ballmer
Steven A. Ballmer
Chief Executive Officer
Microsoft Corporation

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About Microsoft

Founded in 1975, Microsoft (NASDAQ: MSFT) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

Disclosure Statement

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as Microsoft Corporation’s ability to achieve the synergies and value creation contemplated by the proposed transaction, Microsoft Corporation’s ability to promptly and effectively integrate the businesses of Yahoo! Inc. and Microsoft Corporation, the timing to consummate the proposed transaction and any necessary actions to obtain required regulatory approvals, and the diversion of management time on transaction-related issues. For further information regarding risks and uncertainties associated with Microsoft Corporation’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft Corporation’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft Corporation’s Investor Relations department at (800) 285-7772 or at Microsoft Corporation’s website at http://www.microsoft.com/msft.

All information in this release is as of May 3, 2008. Microsoft Corporation undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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